Exhibit 99.2

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty President and CEO
	Diane L. Kelleher	EVP/Chief Financial Officer (509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES APPOINTMENT OF

PATRICK J. RUSNAK AS CHIEF OPERATING OFFICER

Spokane, Washington, September 14, 2006 (Businesswire) — AmericanWest Bancorporation (NASDAQ: AWBC) announced that Patrick J. Rusnak will join the company as Executive Vice President and Chief Operating Officer of the company and its subsidiary bank, AmericanWest Bank, effective September 18, 2006.

Mr. Rusnak has nearly 20 years experience in financial institution management and leadership, most recently serving as Executive Vice President and Chief Operating Officer with Western Sierra Bancorp, a $1.2 billion California bank holding company. Before that, Rusnak served as Executive Vice President and Chief Financial Officer of Humboldt Bancorp, a $1.5 billion California bank holding company under CEO Robert M. Daugherty, the current President and CEO of AmericanWest Bank, prior to Humboldt’s sale to Umpqua Holdings Corporation. Rusnak will be responsible for all areas of operational support within AmericanWest Bank.

“I am excited to partner with Pat Rusnak once again,” said Daugherty. “Pat is a great fit within our existing executive management team. His experience, vision, focus and leadership abilities will help ensure we fully harness our tremendous potential and realize the growth opportunities before us. In addition, he is highly respected in the investment community and will be a credible spokesperson for our company,” he said. “The creation of this new role of Chief Operating Officer at AmericanWest will allow me to dedicate more of my time to strategy and long term goals for the company’s continued success,” concluded Daugherty.

“I’m looking forward to working for Bob again and with AmericanWest at this exciting time in the Bank’s history,” said Rusnak. “Since his arrival, Bob and his executive management team have positioned the company to meet the challenges ahead and create long-term shareholder value by having quickly resolved regulatory issues, establishing a retail infrastructure and culture, and vigorously improving asset quality,” he said. “In my view, AmericanWest is now well positioned to take full advantage of emerging opportunities.”

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 44 financial centers located in Eastern and Central Washington and Northern Idaho, with loan production offices in Ellensburg, Washington and Salt Lake City, Utah. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty President and CEO
	Diane L. Kelleher	EVP/Chief Financial Officer (509) 467-6993